Exhibit 10.8

Rib-X Pharmaceuticals, Inc. 25 Science Park New Haven, CT 06511 Phone 203-624-5606 FAX 203-624-5627

December 2, 2001

Dr. Erin Duffy

349 River Road

Deep River, CT 06417

Dear Dr. Duffy,

Thank you for your interest in career opportunities at Rib-X Pharmaceuticals, Inc. (the “Company”). Since we believe your talent would be an asset to our young and dynamic team, we are pleased to offer you the position of Director of Structure Based Design. In this capacity, you will develop and lead the computational chemistry and crystallography groups. You would also establish and lead the information technology and data integration functions. I anticipate your experience and insights into the drug discovery process and your understanding of the power of the structure-based approach would stimulate the fundamental culture of the Rib-X organization. Therefore, to assure you play a substantial role in the formation of the Rib-X culture, you would also be asked to participate in the Rib-X Senior Management Team.

Your compensation will consist of an initial base salary of $ 10,000.00 (ten-thousand dollars) per month. Based upon your yearly performance, you will also be eligible for an annual bonus of up to 10% of your salary. Additional stock options may also be granted as a component of your annual bonus. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits currently include company-subsidized major medical and dental insurance plans, vacation and personal leave, a 401-K program, and an Employee Stock Option Plan (ESOP). The details of the ESOP, including number of options granted to you as a new employee and a vesting schedule, are subject to the approval of the Company’s Board of Directors and Executive Management, which will occur shortly after closing of our Series A round of financing.

The Company requires you to verify that the performance of your position at Rib-X does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Rib-X). Please provide us with a copy of any such agreements. You will also be required to sign a Nondisclosure and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you. Moreover, please provide us, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with Rib-X will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees.

Rib-X places great value on its people, and we demonstrate that by providing career growth opportunities in addition to the financial compensation package outlined above. In your case, we believe this position offers you the opportunity to build upon your scientific expertise and extend your expertise in synthetic organic chemistry (Or to the appropriate area) to a drug development process. You will be involved in one or more specific drug discovery projects, and you will interact with a wide range of scientists, technical associates, and executive officers of the company.

Please review the conditions of this job offer carefully. Feel free to call us with any questions you may have. We look forward to learning of your decision concerning this offer by date (usually within 2 weeks).

Sincerely,

/s/ Susan Froshauer, Ph.D.

Susan Froshauer, Ph.D.

CEO, Rib-X Pharmaceuticals

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